Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
August 3, 2009	Michael A. Carty at (812) 238-6264
First Financial Corporation Releases Results for the 2nd Quarter
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced the results for the second quarter of 2009. Total loans increased by $85.5 million or 5.86% over the same period in 2008. Commercial financial and agriculture lending increased by $21.8 million or 4.4%, and consumer loans increased by $44.5 million or 15.9%. Total deposits at June 30, 2009 were $1.585 billion. Average deposits for the quarter were $14.4 million higher than in the same quarter of 2008.
Net income of $4.6 million, $.35 per share, for the three months ended June 30, 2009 is $2.5 million less than that reported in the same period of 2008. Although the Corporation continues to enjoy a strong net interest margin which provided an additional $616 thousand of net interest income for the quarter ended June 30th from the prior year, quarterly and year to date earnings were negatively impacted by three factors for the period.
A one time assessment by the Federal Deposit Insurance Corporation of five basis points of total assets, less Tier 1 capital, in the amount of $1.8 million, provided the total increase in non-interest expense for the quarter. This assessment decreased earnings per share, net of tax, by $.08.
Our markets continue to feel the effects of a slowing economy. Although our classified loans remained at approximately the same level as the prior period and our specific allocation for loan losses related to those credits actually decreased, we continue to see deterioration in non-performing credits. We believe that prudent management practices require continued strengthening of the Allowance for Loan and Lease Losses during this economic cycle. As such an additional $1.1 million was added to the quarterly provision for loan losses during the quarter when compared to the previous quarter to recognize the risk associated with the significant increase in total loans outstanding during the period and the continued weakness in the economy. This increase reduced the period earnings per share by $.05 after tax.

During the current quarter the Corporation was required to adopt various accounting standards changing the methodology for reporting losses on securities that have been determined to be “Other Than Temporarily Impaired” (OTTI). As a result some losses on securities that have been recognized in prior periods were added back to retained earnings at the beginning of the period to reflect only credit losses associated with the investments as OTTI and to account for the remaining differences between book value and market value as adjustments through other comprehensive income, consistent with these new accounting rules. Upon analyzing the present value of expected cash flows as of the end of the quarter compared to the beginning of the quarter, we determined OTTI related to expected credit loss to have occurred on these same investments and our estimate of this loss is included in the current period results. In addition, two additional collateralized debt obligations were determined to be other than temporarily impaired and corresponding credit losses were calculated to comply with the adoption of the new standards. The net result to income of these adjustments was a $1.6 million loss recorded in non-interest income or $.07 per share after tax.
Although there are signs of an improving economy, the Corporation believes a conservative approach to loss recognition is appropriate. Recovery of recognized losses is expected should the economic cycle improve; however, there can be no assurance that such recoveries, if any, will occur or, if such recoveries occur, any assurance as to the timing of such recoveries.
First Financial Corporation believes its strong capital base which increased during the first six months of 2009 by $10.9 million, positions the Corporation to weather the current economic downturn. On May 20, 2009 the Corporation declared a dividend of 45 cents per share which makes 21 the number of years dividends paid have increased.
On July 2nd the Corporation assumed the deposits and acquired a majority of the assets of The First National Bank of Danville in Vermilion County, Ill. The Corporation purchased approximately $90 million of loans and$145 million of deposits.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.first-online.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

First Financial Corporation
For the Quarter Ending June 30, 2009
(Dollar amounts in thousands except per share data)

	06/30/09	06/30/08	Change	% Change

Year to Date Information:

Net Income	$9,151	$14,093	($4,942)	-35.07%
Earnings Per Average Share	$0.70	$1.07	($0.37)	-34.58%
Return on Assets	0.79%	1.24%	-0.45%	-36.29%
Return on Equity	6.18%	9.68%	-3.50%	-36.16%
Net Interest Margin	4.02%	3.93%	0.09%	2.29%
Net Interest Income	$41,039	$38,916	$2,123	5.46%
Non-Interest Income	$10,875	$16,290	($5,415)	-33.24%
Non-Interest Expense	$34,699	$32,654	$2,045	6.26%
Loss Provision	$5,690	$3,660	$2,030	55.46%
Net Charge Offs	$4,933	$3,458	$1,475	42.65%
Efficiency Ratio	63.53%	56.96%	6.57%	11.54%

Quarter to Date Information:

Net Income	$4,621	$7,143	($2,522)	-35.31%
Earnings Per Average Share	$0.35	$0.55	($0.20)	-36.36%
Return on Assets	0.79%	1.26%	-0.47%	-37.30%
Return on Equity	6.19%	9.74%	-3.55%	-36.45%
Net Interest Margin	4.01%	4.01%	0.00%	0.00%
Net Interest Income	$20,576	$19,960	$616	3.09%
Non-Interest Income	$6,129	$7,641	($1,512)	-19.79%
Non-Interest Expense	$18,002	$16,230	$1,772	10.92%
Loan Loss Provision	$2,860	$1,735	$1,125	64.84%
Net Charge Offs	$2,852	$1,625	$1,227	75.51%
Efficiency Ratio	64.14%	56.63%	7.51%	13.26%

Balance Sheet:

Assets	$2,351,853	$2,303,425	$48,428	2.10%
Deposits	$1,584,626	$1,610,835	($26,209)	-1.63%
Loans	$1,545,072	$1,459,582	$85,490	5.86%
Shareholders’ Equity	$292,657	$281,717	$10,940	3.88%
Book Value Per Share	$22.31	$21.51	$0.80	3.73%
Average Assets	2,315,509	2,271,771	$43,738	1.93%

Asset Quality:

Loans Past Due 90 Days or More and Still Accruing	$5,426	$2,758	$2,668	96.74%
Non-Accrual Loans	$31,114	$9,345	$21,769	232.95%
Other Real Estate Owned	$2,920	$2,269	$651	28.69%
Total Nonperforming Assets	$39,460	$14,372	$25,088	174.56%